Exhibit 99.2

DRAFT – not for immediate release	For Further Information: R. Troy Dewar, CFA Director, Investor Relations (203) 740-5610 tdewar@photronics.com

Photronics Reports Third Quarter Fiscal 2017 Results

BROOKFIELD, CT — (Marketwired – August 14, 2017) —

•	Third quarter sales were $111.6 million, up 3% sequentially with moderate growth in both IC and FPD

•	Net income attributable to Photronics, Inc. shareholders was $4.0 million ($0.06 per diluted share)

•
Increased capital expenditures to fund strategic growth brought net cash[1] down slightly during the third quarter to $277 million; balance sheet retains financial strength and flexibility to fund growth

•	Fourth quarter 2017 guidance: sales between $108 and $116 million; diluted EPS between $0.03 and $0.09

Photronics, Inc. (NASDAQ:PLAB), a worldwide leader in supplying innovative imaging technology solutions for the global electronics industry, today reported financial results for fiscal 2017 third quarter ended July 30, 2017.

Third quarter sales were $111.6 million, up 3% sequentially and down 9% compared with last year. Sales of integrated circuits (IC) photomasks were $85.1 million, up 3% sequentially and down 7% compared with last year, while sales of flat panel display (FPD) photomasks were $26.5 million, up 3% sequentially and down 16% compared with last year.

Net income attributable to Photronics, Inc. shareholders was $4.0 million ($0.06 per diluted share), compared with $1.8 million ($0.03 per diluted share), for the second quarter of 2017; and $8.1 million ($0.12 per diluted share) for the third quarter of 2016.

"Third quarter sales improved sequentially as we were able to achieve moderate growth in both IC and FPD,” said Peter Kirlin, chief executive officer. “IC sales were generally in line with our expectations, as high-end memory grew and high-end logic remained flat. FPD sales were also higher, although slightly below our expectations due to unfavorable product mix. Operating income was modestly lower as an increase in gross profit was offset mostly by higher R&D, as qualification activity remained robust. As we ramped up capex during the quarter, primarily to complete our FPD investment, our cash balance declined slightly. However, we still have tremendous financial strength and flexibility to fund strategic growth initiatives."

Fourth Quarter 2017 Guidance

Kirlin continued, “Our outlook for the fourth quarter calls for performance similar to the third quarter. High-end memory should continue to grow steadily as we’ve seen every quarter year-to-date. The anticipated recovery in high-end logic has been delayed until 2018. High-end FPD capacity will expand during the quarter, with actual sales growth dependent on the mix of high-end business, which may remain tepid for the quarter. Shifting focus to our balance sheet, our cash balance will likely decrease during the fourth quarter as we ramp up investments for our China expansion.” For the fourth quarter of 2017, Photronics expects revenues to be between $108 million and $116 million and net income attributable to Photronics, Inc. shareholders to be between $0.03 and $0.09 per diluted share.

Conference Call

A conference call to discuss these results is scheduled for 4:30 p.m. Eastern time on Monday, August 14, 2017. The call can be accessed by logging onto Photronics' web site at www.photronics.com. The live dial-in number is (877) 377-7095 or (408) 774-4601 outside of the United States and Canada. The call will be archived on Photronics’ web site for instant replay access.

Non-GAAP Financial Measures

Non-GAAP net income attributable to Photronics, Inc. shareholders, non-GAAP earnings per share, and non-GAAP EBITDA are "non-GAAP financial measures" as such term is defined by the Securities and Exchange Commission, and may differ from non-GAAP financial measures used by other companies. The attached financial supplement reconciles Photronics, Inc.'s financial results under GAAP to non-GAAP financial information. Photronics, Inc. believes these non-GAAP financial measures that exclude certain non-cash or non-recurring income or expense items are useful for analysts and investors to evaluate Photronics, Inc.'s future on-going performance because they enable a more meaningful comparison of Photronics, Inc.'s projected earnings and performance with its historical results of prior periods. These non-GAAP metrics are not intended to represent funds available for Photronics, Inc.'s discretionary use and are not intended to represent, or be used as a substitute for, operating income, net income or cash flows from operations data as measured under GAAP. The items excluded from these non-GAAP metrics, but included in the calculation of their closest GAAP equivalent, are significant components of the condensed consolidated statements of income and must be considered in performing a comprehensive assessment of overall financial performance. Non-GAAP financial information is adjusted for the following items:

•	Non-recurring tax benefit in fiscal 2016 related to the recognition of certain tax benefits in Taiwan that were determined to be realizable in filings for future tax periods
•	Non-recurring net gain on sale of investment in fiscal 2016
•	Interest expense, income tax expense/(benefit), depreciation and amortization, and other items are added to GAAP net income to derive non-GAAP EBITDA

Note:
1. Net cash defined as cash and cash equivalents less long-term borrowings (including current portion), as reported in accordance with GAAP.

About Photronics

Photronics is a leading worldwide manufacturer of photomasks. Photomasks are high precision quartz plates that contain microscopic images of electronic circuits. A key element in the manufacture of semiconductors and flat panel displays, photomasks are used to transfer circuit patterns onto semiconductor wafers and flat panel substrates during the fabrication of integrated circuits, a variety of flat panel displays and, to a lesser extent, other types of electrical and optical components. They are produced in accordance with product designs provided by customers at strategically located manufacturing facilities in Asia, Europe, and North America. Additional information on the Company can be accessed at www.photronics.com

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements made by or on behalf of Photronics, Inc. and its subsidiaries (the Company). The forward-looking statements contained in this press release and other parts of Photronics’ web site involve risks and uncertainties that may affect the Company’s operations, markets, products, services, prices, and other factors. These risks and uncertainties include, but are not limited to, economic, competitive, legal, governmental, and technological factors as well as decisions we may make in the future regarding our business, capital structure and other matters. These forward-looking statements generally can be identified by phrases such as “believes”, “expects”, “anticipates”, “plans”, “projects”, and similar expressions. Accordingly, there is no assurance that the Company’s expectations will be realized. For a fuller discussion of the factors that may affect the Company's operations, see "Forward Looking Statements" in the Company's Quarterly and Annual Reports to the Securities and Exchange Commission on Forms 10-Q and 10-K. The Company assumes no obligation to provide revisions to any forward-looking statements.

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